EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Partners of Cornerstone Propane Partners, L.P. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Cornerstone Propane Partners, L.P. and Subsidiaries (the “Partnership”) as of June 30, 2002, and we were engaged to audit the related consolidated statements of operations, partners’ capital (deficit), and cash flows for the year then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express (or disclaim) an opinion on these financial statements based on our audit.

Except as discussed in the following paragraph, we conducted our audit of the balance sheet in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying 2002 consolidated financial statements include adjustments related to prior periods which the Partnership has included as prior period adjustments to partners’ capital (deficit) as described in Note 16 to the consolidated financial statements.  Because of the absence of significant accounting records of the Partnership for 2001, it was not practicable to extend our auditing procedures to enable us to form an opinion on the accompanying 2002 consolidated statements of operations, partners’ capital (deficit), and cash flows.  Furthermore, because of such lack of records, we were unable to assess whether the Partnership’s accounting principles were applied on a basis consistent with that of the preceding year.

Because of the matters discussed in the preceding paragraph, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the results of operations, changes in partners’ capital (deficit) and cash flows of the Partnership for the year ended June 30, 2002.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to perform sufficient auditing procedures regarding the consistency of the accounting principles applied, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Cornerstone Propane Partners, L.P. and Subsidiaries at June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, the Partnership adopted SFAS No. 142, Goodwill and Other Intangible Assets.

The accompanying consolidated financial statements for the year ended June 30, 2002 have been prepared assuming that the Partnership will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Partnership’s recurring net losses, negative working capital, partners’ capital deficiency and default on debt obligations raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

July 11, 2003

Cornerstone Propane Partners, L.P. and Subsidiaries

Consolidated Balance Sheet

June 30, 2002
(Thousands of dollars, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$5,123
Trade receivables, net	19,041
Inventories	16,841
Prepaid expenses	1,505
Other current assets	814
Total current assets	43,324

Property, plant and equipment, net	283,596
Goodwill	152,000
Other intangible assets, net	22,742
Investment in Metro Lift	6,494
Other assets	445
Total assets	$508,601

LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$435,137
Trade accounts payable	28,030
Accrued liabilities	23,473
Total current liabilities	486,640

Long-term debt	13,225

Due to Northwestern and its subsidiaries	13,480

Deferred income taxes	619
Total liabilities	513,964

Commitments and contingencies

Partners’ deficit:
General Partners	(4,702)
Limited Partners:
Common Unitholders (17,310,000 units issued and outstanding)	—
Subordinated Unitholders (6,598,000 units issued and outstanding)	—
Unearned compensation	(661)
Total partners’ deficit	(5,363)
Total liabilities and partners’ deficit	$508,601

The accompanying notes are an integral part of these consolidated financial statements.

Cornerstone Propane Partners, L.P. and Subsidiaries

Consolidated Statement of Operations

Year ended June 30, 2002
(Thousands of dollars, except per unit data)

Revenues	$1,176,258
Cost of sales	978,130
Gross profit	198,128

Expenses:
Operating, general and administrative	143,909
Depreciation	25,259
Amortization	17,084
Decrease in fair value of derivatives	810
Impairment of goodwill	174,024
Loss on disposition of businesses and other charges	17,012
Total expenses	378,098

Operating loss	(179,970)

Interest expense	(36,752)

Loss before benefit for income taxes	(216,722)

Benefit for income taxes	1,123

Net loss	$(215,599)

General Partners’ interest in net loss	$(8,911)

Limited Partners’ interest in net loss	$(206,688)

Net loss per Common and Subordinated Unit	$(8.65)

Weighted average number of Common and Subordinated Units outstanding	23,883

The accompanying notes are an integral part of these consolidated financial statements.

Cornerstone Propane Partners, L.P. and Subsidiaries

Consolidated Statement of Partners’ Capital (Deficit)

			Thousands of Dollars
	Thousands of Units		General Partners	Limited Partners		Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Capital (Deficit)
	Common	Subordinated		Common	Subordinated

Balance at June 30, 2001, as previously reported	17,260	6,598	$4,632	$139,090	$82,204	$—	$(398)	$225,528

Prior period adjustments	—	—	(237)	(5,392)	(3,196)	(1,179)	—	(10,004)
(Note 16)

Balance at June 30, 2001, as restated	17,260	6,598	4,395	133,698	79,008	(1,179)	(398)	215,524

Comprehensive loss:
Net loss	—	—	(8,911)	(127,680)	(79,008)	—	—	(215,599)
Foreign currency translation adjustment	—	—	—	—	—	—	398	398
Comprehensive loss	—	—	(8,911)	(127,680)	(79,008)	—	398	(215,201)

Units granted and vested under restricted unit plan	50	—	5	60	—	(60)	—	5

Amortization of unearned compensation, net of forfeitures	—	—	—	—	—	578	—	578

Issuance of warrants in payment of fees	—	—	—	3,245	—	—	—	3,245

Quarterly distributions	—	—	(191)	(9,323)	—	—	—	(9,514)

Balance at June 30, 2002	17,310	6,598	$(4,702)	$—	$—	$(661)	$—	$(5,363)

The accompanying notes are an integral part of these consolidated financial statements.

Cornerstone Propane Partners, L.P. and Subsidiaries

Consolidated Statement of Cash Flows

Year ended June 30, 2002
(Thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(215,599)
Adjustments to reconcile net loss to net cash from operating activities:
Loss on disposition of businesses and other charges	17,012
Gain on disposition of assets	(640)
Depreciation	25,259
Amortization	17,084
Amortization of unearned compensation	578
Impairment of goodwill	174,024
Decrease in fair value of derivatives	810
Deferred income taxes	(1,148)
Changes in assets and liabilities, net of effect of acquisitions:
Trade receivables	112,466
Inventories	13,480
Prepaid expenses and other current assets	8,734
Trade accounts payable and accrued expenses	(124,437)

Net cash flows from operating activities	27,623

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(6,161)
Proceeds from sale of assets	11,164
Change in other assets	(2,913)

Net cash flows from investing activities	2,090

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in Bank Credit Facility	(16,600)
Financing costs	(3,463)
Payments on other long-term debt	(9,309)
Advances from related parties	7,896
Partnership distributions	(9,514)

Net cash flows from financing activities	(30,990)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,277)

CASH AND CASH EQUIVALENTS, beginning of year	6,400

CASH AND CASH EQUIVALENTS, end of year	$5,123

The accompanying notes are an integral part of these consolidated financial statements.

Cornerstone Propane Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

As of and for the year ended June 30, 2002

(tabular dollars in thousands)

1.             PARTNERSHIP ORGANIZATION AND FORMATION

Cornerstone Propane Partners, L.P. (“Cornerstone Partners”) was formed on October 7, 1996, as a Delaware limited partnership. Cornerstone Partners and its subsidiary, Cornerstone Propane, L.P., a Delaware limited partnership (the “Operating Partnership”) were formed to acquire, own and operate substantially all of the propane businesses and assets of SYN Inc. and its subsidiaries (“Synergy”), Empire Energy Corporation and its subsidiaries (“Empire”), and CGI Holdings, Inc. and its subsidiaries (“Coast”). These consolidated financial statements include the accounts of Cornerstone Partners, the Operating Partnership and its corporate subsidiaries (collectively referred to herein as the “Partnership”). The Operating Partnership is principally engaged in: (a) the retail marketing and distribution of propane for residential, commercial, industrial, agricultural, and other retail uses; (b) through its operating segment Coast Energy Group (“CEG”), the marketing and distribution of propane, other natural gas liquids, crude oil, and natural gas to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets (substantially all of the Partnership’s non propane related crude oil and natural gas activities were sold or discontinued during the year ended June 30, 2002, such activities had occurred in both the United States and Canada); (c) the repair and maintenance of propane heating systems and appliances; and, (d) the sale of propane-related supplies, appliances, and other equipment.

During the year ended June 30, 2002, Cornerstone Propane GP, Inc. (the “Managing General Partner”; a wholly owned subsidiary of Northwestern Growth Corporation (“Northwestern Growth”)) and SYN, Inc. (the “Special General Partner”, a majority owned subsidiary of the Managing General Partner, and together with the Managing General Partner, the “General Partners”) owned the entire general partner interest of Cornerstone Partners and all of the Subordinated Units and Northwestern Corporation (“Northwestern”, the ultimate parent of Northwestern Growth) owned all of the Class B Common Units (379,438 at June 30, 2002), representing a 2.0% general partner interest in Cornerstone Partners, a 27.1% limited partner interest and a 1.6% common unit interest. Cornerstone Propane GP, Inc. and SYN, Inc. also own the entire general partner interests in the Operating Partnership. Northwestern was also granted warrants to purchase 568,750 Common Units (379,438 units on June 30, 2000 and 189,312 units on November 15, 2001) in connection with its guarantee of the Operating Partnership’s previous credit agreement and the credit agreement dated November 30, 2001. These warrants were valued at fair value on the date of issuance. Northwestern had exercised 379,438 of those warrants in fiscal year 2001. On April 23, 2002, the Board of Directors of the Managing General Partner of Cornerstone Partners, authorized the creation of Class B Common Units to ensure that the issuance of warrants and the underlying Common Units were in conformity with the rules of the New York Stock Exchange. In connection with this, Northwestern exchanged all issued Common Units received in connection with the guarantee for Class B Common Units, and exchanged all unexercised Common Unit warrants for Class B Common Units warrants. Cornerstone Partners owns a 99% limited partner interest in the Operating Partnership. During the entire year ended June 30, 2002, the Managing General Partner controlled the management of the Partnership in its capacity as the managing general partner. The designations, preferences, rights, powers and duties of the Class B Common Units are the same in all respects as those of the Common

Units except that: a) the Class B Common Units were convertible into Common Units at any time at the election of the holder by delivering a written notice of conversion to Cornerstone Partners on an initial ratio of 0.98 of a Common Unit for each Class B Common Unit to be converted, and shall have no right to call special meetings of limited partners pursuant to Section 13.4 of the Cornerstone Partners partnership agreement.

The General Partners do not receive any management fee or other compensation in connection with their management of the Partnership, but they and their affiliates, including Northwestern, performed services for the Partnership, the costs of which were accrued for and, in part, reimbursed during the year ended June 30, 2002; such costs were determined by the Managing General Partner and include an allocation from such affiliates of the cost of Northwestern’s employees’ compensation. In addition, Northwestern Growth and the Managing General Partner have received fees for services provided to the Partnerships. The Partnership Agreements of both Cornerstone Partners and the Operating Partnership provide that the Managing General Partner will determine the expenses that are allocable to the Partnerships in any reasonable manner.

In addition, the General Partners are entitled to receive distributions on their general partner interest, certain incentive distributions, and distributions on their Subordinated Units.

During the Subordination Period (see Note 4), the Partnership may issue up to 4,270,000 additional Parity Units (generally defined as Common Units and all other Units having rights to distribution or in liquidation ranking on a parity with the Common Units), excluding Common Units issued in connection with (a) employee benefit plans and (b) the conversion of Subordinated Units into Common Units, without the approval of a majority of the Unitholders. As of June 30, 2002, 3,890,562 Parity Units were available for issuance. The Partnership may issue an unlimited number of additional Parity Units without Unitholder approval if such issuance occurs in connection with acquisitions including, in certain circumstances, the repayment of debt incurred in connection with an acquisition. In addition, under certain conditions, the Partnership may issue without Unitholder approval an unlimited number of Parity Units for the repayment of up to $75.0 million of long-term indebtedness of the Partnership. After the Subordination Period, the Managing General Partner may cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the Managing General Partner at its sole discretion.

Effective November 1, 2002, Northwestern and its subsidiaries, including the Managing General Partner, have relinquished all of their direct and indirect equity interests in Cornerstone Partners and the Operating Partnership. Cornerstone Propane GP, Inc. remains the Managing General Partner of Cornerstone Partners and the Operating Partnership, and has retained all of its duties, responsibilities and obligations as the managing general partner. Northwestern has retained the right, for a limited period of time, not to exceed three years, to elect the directors of the Managing General Partner, subject to certain conditions. Through February 28, 2003, the board of directors of the Managing General Partner remained composed of three directors affiliated with Northwestern and three independent directors; subsequent to such date, one of the independent directors resigned. See Note 11 – Northwestern Waiver of Economic Interests for additional discussion of this matter.

2.                                       GOING CONCERN CONSIDERATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - The Partnership is a marketer of propane in the United States, serving approximately 423,000 residential, commercial, industrial, and agricultural customers from 250 customer service centers in 33 states as of June 30, 2002. The Partnership’s operations are concentrated in the east, south, central, and west coast regions of the United States.

Going Concern Consideration – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which principles assume continuity of operations, that assets will be realized and liabilities will be discharged in the normal course of business. However, there is substantial doubt about the Partnership’s ability to continue as a going concern.

The Partnership defaulted under the terms of the Senior Secured Notes and Senior Secured Credit Agreement of the Operating Partnership, and the Senior Notes of Cornerstone Partners during July 2002. During July 2003, the Operating Partnership entered into Forbearance Agreements with the holders of its Senior Secured Notes and Northwestern, as successor lender under the Senior Secured Credit Agreement (the “Forbearance Agreements”); see Note 15 – Subsequent Events for a discussion of these Forbearance Agreements. Such Forbearance Agreements anticipate the sale of substantially all of the Operating Partnership’s assets prior to October 31, 2003. As a consequence, all of the Partnership’s Senior Secured Notes, Senior Secured Credit Agreement and Senior Notes have been presented as current in these consolidated financial statements. See Note 3 – Debt, for additional discussion of this matter.

These defaults, described above, combined with recurring net losses, negative working capital, and partners’ capital deficiency continue to present substantial ongoing operating and liquidity issues which in combination with current economic conditions present significant uncertainty regarding the realization of the Partnership’s assets and liquidation of the Partnership’s liabilities. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Partnership be unable to continue as a going concern.

Management is evaluating a range of financial restructuring and strategic options regarding the Partnership’s future. In addition to the sale of substantially all of the Operating Partnership’s assets, as anticipated by the Forbearance Agreements, management continues to develop options to maintaining the Partnership’s independence. Commencement of a Chapter 11 case under the United States Bankruptcy Code may be necessary to successfully effect any such restructuring. Regardless, there can be no assurance that the Partnership will be able to successfully restructure its operations or that its liquidity and capital resources will be sufficient to maintain its normal operations.

Basis of Presentation – These consolidated financial statements include the accounts of Cornerstone Partners, and the Operating Partnership and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments - The carrying amounts for cash and cash equivalents, trade receivables, and accounts payable approximate fair value because of the short-term nature of these financial instruments. Due to the financial condition of the Partnership and due to withholding interest payments to the holders of the Senior Secured Notes, Senior Secured Credit Agreement, and Senior Notes from July 31, 2002, the secured debt of the Partnership is trading below the principal amount due. Given the present financial condition of the Partnership, the default on interest payments on the Partnership’s debt, and no readily available market quotes, a reasonable determination of the fair value of its debt cannot be made at this time due to the high risk factor associated with the Partnership’s debt. The fair value of derivative instruments is discussed in Note 9.

Revenue Recognition - Sales of propane, other natural gas liquids, natural gas, and crude oil and the related cost of product are recognized at the time product is shipped and title passes to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation, while revenue from repairs and maintenance is recognized upon completion of the service. Revenue from the rental of propane storage tanks is recognized on a straight-line basis over the term of the lease, generally one year.

Cash and Cash Equivalents - The Partnership considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of money market accounts and certificates of deposit.

Trade Receivables, net - Trade receivables are stated net of allowance for doubtful accounts as follows for the year ended June 30, 2002:

Allowance for Doubtful Accounts
Beginning balance	$2,987
Provision	224
Write-offs, net of recoveries	(1,893)
Ending balance	$1,318

Inventories - Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out (“FIFO”) method for natural gas liquids (“NGLs”) and other fuels at the Partnership’s retail locations. The weighted average cost is used at the Partnership’s wholesale owned and leased locations for NGL inventories. Parts are valued using the weighted average cost method. Appliance inventories are valued using the specific identification method. At June 30, 2002, the major components of inventory consisted of the following:

Retail NGLs	$5,868
Wholesale NGLs	4,830
Other fuels	224
Appliances	2,403
Parts	3,516
Total	$16,841

Property, Plant, and Equipment - Property, plant, and equipment are stated at cost of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 10 to 40 years; storage and consumer tanks, together with applicable installation costs, 10 to 40 years; and vehicles, equipment, office furnishings, and software costs, 3 to 10 years. Leasehold improvements are amortized over the shorter of the estimated useful lives or the applicable lease terms. When property, plant or equipment is retired or otherwise disposed, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are expensed as incurred, while replacements and betterments that extend estimated useful lives are capitalized. Amortization of property under capital leases is included in total depreciation.

Land	$14,365
Buildings and improvements	15,511
Storage and consumer tanks	262,913
Other equipment	83,367
376,156

Less accumulated depreciation	92,560
Total	$283,596

Goodwill – In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 eliminates the requirement to amortize goodwill over its estimated useful life; rather, goodwill will be subject to at least an annual fair-value based impairment test. SFAS No. 142 also requires that acquired intangible assets be recognized separately if the benefit of the intangible asset is obtained through contractual rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged without regard to the acquirer’s intent to do so. The Partnership adopted SFAS No. 142 on July 1, 2001.

In connection with the preparation of its financial statements for the fiscal year ended June 30, 2002, the Partnership completed a detailed impairment analysis of the appropriate fair value of goodwill and other intangible assets pursuant to the requirements of SFAS No. 142. The Partnership engaged an independent appraisal firm to determine the value of the Partnership’s reporting units and assist in determining whether there is any impairment in goodwill and other intangible assets. The Partnership’s financial statements for the fiscal year ended June 30, 2002 reflect a write-off of goodwill of approximately $174.0 million.

	Retail	CEG	Total
Balance as of July 1, 2001	$309,224	$26,000	$335,224

Impairment of goodwill	(155,624)	(18,400)	(174,024)
Goodwill written off related to the sale of business units	(1,600)	(7,600)	(9,200)

Balance as of June 30, 2002	$152,000	$—	$152,000

This impairment loss reflects an overall decline in market valuations since the Partnership’s formation and completion of subsequent acquisitions during the period 1997 through 1999 and its overall net operating results since that time. The fair value of the Partnership was estimated using the expected present value of future cash flows. These financial statements reflect the implied fair value of the goodwill of the Partnership as of June 30, 2002.

Other Intangible Assets - Noncompete and other agreements are amortized over the terms of the applicable agreements, generally 4 to 10 years. Financing costs incurred in connection with the placement of Partnership debt are amortized over the terms of the applicable notes using the effective yield method. As of June 30, 2002, financing costs are assumed to have a life of one year or less, consistent with the classification of the Partnership’s debt as discussed in Note 3.

Other intangible assets and the related estimated amortization expense for the years ending June 30:

	Noncompete Agreements	Financing Costs	Other	Net

Cost	$26,700	$33,588	$9,769	$70,057
Accumulated Amortization	17,661	24,336	5,318	47,315
Net	$9,039	$9,252	$4,451	$22,742

2003	$4,559	$9,252	$977	$14,788
2004	4,480		977	5,457
2005			977	977
2006			977	977
2007			543	543

	$9,039	$9,252	$4,451	$22,742

It is the Partnership’s policy to review long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of such assets is not recoverable, it is the Partnership’s policy to reduce the carrying amount of such assets to fair value.

Foreign Currency – The Partnership uses the U.S. Dollar as its functional currency. Prior to the disposition of the Canadian operations, the financial statements of the Partnership’s Canadian operations were translated to U.S. Dollars for consolidation purposes using current rates of exchange for assets and liabilities. Revenues and expenses were translated at rates that approximate the rates in effect on the transaction date. Gains and losses from this process are included in Operating, General and Administrative expenses in the Consolidated Statement of Operations. As a result of the disposition of the Canadian operations during the fiscal year ended June 30, 2002, the cumulative translation adjustments were recognized as part of the loss on disposition of business and other charges during the current year.

Income Taxes - Neither Cornerstone Partners nor the Operating Partnership is directly subject to federal and state income taxes. Instead, taxable income or loss is allocated to the individual partners. As a result, no income tax expense has been reflected in these consolidated financial statements related to the loss of Cornerstone Partners or the Operating Partnership. The Operating Partnership has subsidiaries that operate in corporate form and are subject to federal and state income taxes. Accordingly, these consolidated financial statements reflect income taxes related to the operations of these corporate subsidiaries. During the year ended June 30, 2002, the Partnership recognized a deferred income tax benefit related to the estimated utilization of net operating loss carryforwards in these corporate subsidiaries of $1.1 million. Due to the losses incurred during the current year, the Partnership did not incur any state or federal tax income taxes.

Net earnings (loss) for financial statement purposes may differ significantly from taxable income reportable to Unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership Agreement and the Internal Revenue Code.

Significant temporary differences between reported financial and taxable earnings that give rise to deferred tax assets and liabilities were as follows:

June 30, 2002
Deferred tax assets:
Net operating loss carryforwards	$11,875
Other	475
12,350
Less: Valuation allowance	(414)
Net deferred tax assets	11,936

Deferred tax liabilities:
Depreciation	12,555

Net deferred tax liability	$(619)

Net Loss per Common and Subordinated Unit - Net loss per Common and Subordinated unit is computed by dividing net income (loss), after deducting the General Partners’ 2.0% interest, by the weighted average number of outstanding Common and Subordinated Units.

Unit-Based Compensation – The Partnership accounts for unit-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock issued to Employees”, and related interpretations.  Upon award of restricted units under the Partnership’s Restricted Unit Plan, unearned compensation equivalent to the market price of the Restricted Units on the date of grant is established as a reduction of partners’ capital.  For time-vesting units, unearned compensation is amortized to expense over the vesting period.  For performance-vesting units, unearned compensation is amortized to expense based upon the Partnerships’ expectations as the probability of the units vesting and vesting period.  No compensation expense has been recognized for performance-vesting units since the Partnership does not expect the performance-vesting units to vest.  Forfeitures result in a reversal to previously recognized compensation expense.

Derivatives and Hedging - The Partnership utilizes the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS No. 138”), which established accounting and reporting guidelines requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Partnership has elected to neither formally document the effectiveness of derivatives nor determine if transactions meet the requirements for hedge accounting under SFAS No. 133. All derivatives are accounted for at fair value and any increases or decreases in contract values, compared to month-end market prices, are reported as gains or losses in the Partnership’s Consolidated Statement of Operations.

Loss on disposition of businesses and other charges – For the year ended June 30, 2002, the Partnership’s loss on disposition of businesses and other charges totaled approximately $17.0 million. Losses were recorded for the sale of the U.S. crude oil business of $4.0 million, loss on sale of an interest in a gas processing plant of $0.2 million, discontinuing Canadian and U.S. natural gas wholesale operations produced losses of $7.1 million, reserve for lease costs related to sold/discontinued businesses of $0.3 million, loss on sale of customer service centers of $1.8 million and the write off of $3.6 million, related to an investment in and software of RedMeteor.com, Inc. (“RedMeteor”), an internet energy trading start-up. Of this $3.6 million, $1.8 million represents the amount that the Partnership owes to Northwestern related to the Partnership’s guarantee of RedMeteor’s payable to Northwestern (see Note 12). Of the $17.0 million charge, $9.2 million was related to the reduction of goodwill directly attributable or allocated to business units.

Comprehensive Loss – Comprehensive loss is comprised of net loss and foreign currency translation adjustments.

3.             DEBT

Debt at June 30, 2002 consisted of the following:

	Outstanding Balance	Interest Rate
Senior Secured Credit Agreement	$17,700	See below
Senior Secured Notes	365,000	7.3-8.27%
Senior Notes	45,000	10.26%
Notes payable	13,691	See below
Capital leases	6,971	See below
	448,362
Less:
current maturities	435,137
Total long-term debt	$13,225

On November 30, 2001, the Partnership entered into a new Operating Partnership Senior Secured Credit Agreement (the “Senior Secured Credit Agreement”). The Senior Secured Credit Agreement was subsequently amended effective January 18, 2002 to provide greater flexibility with respect to the financial covenants under the original Senior Secured Credit Agreement. At June 30, 2002, the Senior Secured Credit Agreement had a capacity of $50.0 million to be used for seasonal working capital business needs and general partnership purposes. The Senior Secured Credit Agreement provided for a revolving facility up to $39.3 million including letters of credit and a term loan of $10.7 million. Letters of credit capacity was $15.0 million, subject to the revolving facility limit. Outstanding letters of credit under this Senior Secured Credit Agreement totaled approximately $8.3 million at June 30, 2002. Loans under the Senior Secured Credit Agreement are variable interest rate loans, based on prime or Eurodollar interest rates. At June 30, 2002, the applicable base prime and Eurodollar rates were 4.75% and 3.92%, respectively. In addition, a fee is payable quarterly by the Operating Partnership (whether or not borrowings occur) ranging from ..25% to .50% depending upon specific financial ratios. The weighted-average interest rate for the Credit Agreement for the year ended June 30, 2002 was 7.7%. Northwestern guaranteed the Operating Partnership’s performance under this Senior Secured Credit Agreement.

In addition to the Operating Partnership’s obligations under the Senior Secured Credit Agreement, the Operating Partnership has obligations through Senior Secured Note Agreements (the “Senior Secured Notes”), which are collateralized, on an equal and ratable basis, with its obligations under the Senior Secured Credit Agreement, as follows:

On December 17, 1996, the Operating Partnership issued $220.0 million of Senior Secured Notes with a fixed annual interest rate of 7.53% pursuant to note purchase agreements with various investors. These notes rank on an equal and ratable basis with the Operating Partnership’s obligations under the Senior Secured Credit Agreement, mature on December 30, 2010, and require semi-annual interest payments each December 30 and June 30. This note agreement requires that the principal be paid in equal annual installments of $27.5 million starting December 30, 2003.

On December 11, 1998, the Operating Partnership issued $85.0 million of Senior Secured Notes with a fixed annual interest rate of 7.33% pursuant to note purchase agreements with various investors. These notes rank on an equal and ratable basis with the Operating Partnership’s obligations under the Senior Secured Credit Agreement and other Senior Secured Notes, mature on January 31, 2013, and require semi-annual interest payments each January 31 and July 31. This note agreement requires that the principal be paid in equal annual installments of $9.4 million starting January 31, 2005.

On November 4, 1999, the Operating Partnership issued $60.0 million of Senior Secured Notes pursuant to note purchase agreements with various investors in two tranches as follows: (a) $30.0 million with a fixed annual interest rate of 8.08%, maturity date of July 31, 2005, and semi-annual interest payments each January 31 and July 31 which notes are to be paid in equal annual installments of $10.0 million starting July 31, 2003; and (b) $30.0 million with a fixed annual interest rate of 8.27%, maturity date of July 31, 2009, and semi-annual interest payments each January 31 and July 31 which notes are to be paid in equal annual installments of $4.3 million starting July 31, 2003. These notes rank on an equal and ratable basis with the Operating Partnership’s obligations under the Senior Secured Credit

Agreement and other Senior Secured Notes.

As of June 30, 2002, the Senior Secured Credit Agreement and the Senior Secured Notes are collateralized by the Operating Partnership’s accounts receivable, inventories, and customer storage tanks.

During July 2002, Northwestern, as guarantor, and Credit Suisse First Boston, as lead lender, under the Senior Secured Credit Agreement, notified the Partnership that it had not satisfied the conditions to make further draws under the Senior Secured Credit Agreement.

On July 31, 2002, the Operating Partnership elected to delay making and subsequently defaulted on approximately $5.6 million in interest due on certain of its Senior Secured Notes and the Senior Secured Credit Agreement. On December 31, 2002, the Operating Partnership elected to delay making and subsequently defaulted on approximately $8.3 million in interest due on its remaining Senior Secured Notes. The Operating Partnership has not made any interest payments on these Senior Secured Notes or the Senior Secured Credit Agreement subsequent to this date.

As a result of the cross default provisions in various of the Partnership’s credit facilities, and the fact that the Partnership has been in default of the Senior Secured Notes and the Senior Secured Credit Agreement of the Operating Partnership and the Senior Notes of Cornerstone Partners, the outstanding balances related to these notes have been included in current liabilities. Further, the Operating Partnership has entered into Forbearance Agreements with certain of its creditors.

The Operating Partnership entered into Forbearance Agreements dated July 2, 2003 with the holders of its Senior Secured Notes and Northwestern, as successor lender under the Senior Secured Credit Agreement. Pursuant to the Forbearance Agreements, the holders of the Senior Secured Notes and Northwestern have agreed to forbear from exercising their remedies against the Operating Partnership arising from default by the Operating Partnership of certain of its obligations to the holders of the Senior Secured Notes and Northwestern until the earlier to occur of October 31, 2003 or any additional default (such period, the “Forbearance Period”). Northwestern has also extended the maturity of the Senior Secured Credit Agreement until October 31, 2003. As part of the Forbearance Agreements the Operating Partnership has, among other things, agreed to comply with certain additional covenants, consented to certain amendments to the note agreements with the holders of the Senior Secured Notes and Northwestern, and provided additional collateral, in the form of perfected liens on selected real estate and non-perfected liens on all personal property, including all cash and bank accounts, for the benefit of the holders of the Senior Secured Notes and Northwestern. In addition, the Operating Partnership’s Forbearance Agreement with the holders of the Senior Secured Notes provided for an interest rate increase to 11.27% per annum compounding monthly for all of the Senior Secured Notes and that a “make whole” amount (per the Senior Secured Note agreements) due on a prepayment to the holders of the Senior Secured Notes has been set at $66.4 million, and is due and payable as of July 2, 2003. Such “make whole” amount is designed to compensate the holders of the Senior Secured Notes for the lower market interest rates assumed on the reinvestment of note prepayment proceeds. The holders of the Senior Secured Notes have also agreed that the “make whole” amount shall accrue interest from July 2, 2003 at 11.27% per annum compounding monthly, and to forbear from demanding the “make whole” amount or the interest thereon through October 31, 2003.

Cornerstone Partners has obligations under its Senior Note Agreements subordinated to the Senior Secured Credit Agreement and the Senior Secured Notes.

On December 31, 2002, Cornerstone Partners elected to delay making and subsequently defaulted on approximately $2.3 million in interest due on its Senior Notes. Cornerstone Partners has not made any interest payments on these notes subsequent to this date.

Other notes payable and capital leases

Notes payable consist of mortgages, capital leases, and noncompete agreements. At June 30, 2002, these notes payable carried interest rates ranging from 7.25% to 10.5% and are due periodically through fiscal 2008. The net book value of assets under capital leases approximates the carrying value of the capital leases. Aggregate annual maturities of the long-term debt outstanding (including other notes payable and capital leases), pursuant to the terms of the various credit agreements:

Fiscal year ending June 30,
2003	$434,877
2004	4,983
2005	3,127
2006	3,670
2007	763
Thereafter	942
Total	$448,362

Future principal payments under capital leases and notes payable are as follows:

Year ending June 30,	Capital Leases	Notes Payable
2003	$3,197	$3,980
2004	2,400	2,583
2005	1,096	2,031
2006	149	3,521
2007	103	660
Thereafter	26	916

	$6,971	$13,691

4.             PARTNERS’ DEFICIT AND DISTRIBUTIONS OF AVAILABLE CASH

Generally, partnership net income and losses are allocated to the partners’ capital accounts in the following proportions:  2.0% to the General Partners, 70.9% to Common Unitholders and 27.1% to the Subordinated Unitholders. However, the partnership agreement provides that losses in excess of the Common and Subordinated Unitholders’ capital accounts are allocated 100% to the General Partners.  Pursuant to this provision, excess partnership losses in the amount of $4.6 million were allocated to the General Partners during the year ended June 30, 2002. The partnership agreement allocates 100% of future partnership net income to the General Partners until this excess loss allocation has been recovered. When additional units are issued, the General Partners are required to make additional contributions to maintain their 2% interest in the Partnership. Upon expiration of the Subordination Period (see below), all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash.

See Note 11 - Northwestern Waiver of Economic Interests for additional discussion of changes in the economic ownership of the Partnership, including the contribution to the Partnership of all outstanding Subordinated Units.

Both the Operating Partnership and Cornerstone Partners are currently in default of their Senior Secured Notes, the Senior Secured Credit Agreement, and the Senior Notes and the events of default preclude the payment of distributions by the Operating Partnership. The Operating Partnership currently cannot predict when or if distributions will be made in the future. Historically the Operating Partnership and in turn Cornerstone Partners made distributions to their respective partners within 45 days after the end of the fiscal quarter in an aggregate amount equal to their Available Cash for such quarter. Available Cash generally means all cash on hand at the end of each quarter less the amount of cash reserves established by the Managing General Partner in its reasonable discretion for future cash requirements. These cash reserves are retained to provide for the proper conduct of the Partnership’s business, the payment of debt principal and interest and to provide funds for distribution during the next four quarters.

The general terms of the Cornerstone Partners partnership agreement, as it existed during the year ended June 30, 2002 and before the result of the amendments discussed in Note 11 – Northwestern Waiver of Economic Interests, are as follows: Cornerstone Partners will distribute 100% of its Available Cash (98% to all Unitholders and 2% to the General Partners) until the Minimum Quarterly Distribution of $.54 per unit for such quarter has been met. During the Subordination Period (defined below), to the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the Minimum Quarterly Distribution, plus any arrearages, prior to the distribution of Available Cash to holders of Subordinated Units. As of June 30, 2002, the Subordination Period has not ended.

The Subordination Period will end the first day of any quarter in which:

a.                                       distributions from Operating Surplus (as defined in the Cornerstone Partners’ partnership agreement) on the Common Units and the Subordinated Units with respect to each of the twelve consecutive quarter periods immediately preceding such date equaled or exceeded the Minimum Quarterly Distribution on all of the outstanding Common and Subordinated Units during such periods,

b.                                      the Adjusted Operating Surplus (as defined in the Cornerstone Partners’ partnership agreement) generated during each of the twelve consecutive quarter periods immediately preceding such date equaled or exceeded the Minimum Quarterly Distribution on all of the outstanding Common and Subordinated Units plus the related distribution on the General Partners interests in Cornerstone Partners during such periods, and

c.             there were no outstanding Common Unit arrearages.

Distributions are determined on a quarterly basis. During fiscal 2002, the distributions for the quarters ended on December 31, 2001 and March 31, 2002 and June 30, 2002 were suspended and have not been paid. No determination can be made at this time when, if ever, distributions will be resumed.On October 26, 2001, the distribution for the three month period from July 1, 2001 to September 30, 2001 was declared in the amount of $4,758, representing in the aggregate, distributions to the Common Unitholders and General Partners at $0.27 per common unit. This distribution was paid on November 15, 2001. No distributions have been declared or subsequently paid on the Subordinated Units for the period from October 1, 1997 to June 30, 2002.

5.             COMMITMENTS AND CONTINGENCIES

Insurance – The Partnership maintains various types of insurance including general liability, auto liability, and statutory coverages.

From October 31, 2001 through June 30, 2002, the Partnership’s primary insurance, i.e., its general, auto and workers’ compensation (excluding monopolistic states) liability coverages, were provided through an arrangement with a Bermuda based affiliate of Northwestern Growth (the “Captive”) and Pacific Employers Insurance Company, an affiliate of ACE American Insurance Company (“ACE”) (the “High Deductible Program”). Under this program, premiums and funded reserves were paid to the Captive. Such arrangement was formally documented effective December 30, 2002; concurrently, the Partnership entered into a written, retroactive commutation and conversion agreement with the Captive and ACE that substituted a full indemnity primary insurance program for the Partnership’s High Deductible Program covering the period October 31, 2001 through October 31, 2002.  All payments for insurance premiums and reserves made through October 31, 2002 in respect of the High Deductible Program were retroactively deemed insurance premium.

The Partnership primary insurance continues to be placed with ACE as a full indemnity program.

From formation of the Partnership (December 17, 1996) to October 31, 2001, the Partnership maintained insurance coverage for catastrophic losses. The Partnership has established reserves recorded in accrued liabilities of $3.7 million to cover estimated losses not covered by insurance.

The Partnership has assumed obligations of self-insurance programs maintained by Empire and Synergy for any incidents occurring prior to December 17, 1996. These companies had insurance coverage that provided coverage for comprehensive general liability and vehicle liability for catastrophic exposures as well as those risks required to be insured by law or contract. These companies retained a significant portion of certain expected losses related primarily to comprehensive general liability and vehicle liability. Estimated liabilities for self-insured losses were recorded based upon the Partnership’s estimates of the aggregate self-insured liability for claims incurred.

Litigation – The Partnership is involved in general, securities and environmental types of litigation as discussed below.  The Partnership accrues for legal fees associated with such litigation as legal services are performed.  Although any litigation is inherently uncertain, based on past experience, the information currently available and the presence of insurance coverage, the Partnership does not believe that the following pending or threatened litigation matters will have a material adverse effect on its results of operations, cash flows, or its financial condition but an exact determination cannot be made at this time.

General Litigation – The Partnership has a number of personal injury, property damage, and product liability suits that are pending or threatened against the Partnership. These pending or threatened lawsuits have arisen in the ordinary course of the Partnership’s business and involve claims for actual damages and, in some cases, punitive damages arising from the alleged negligence of the Partnership or as a result of product defects or similar matters. Of the pending or threatened matters, a number involve property damage and several involve serious personal injuries. In certain cases, the claims made are for relatively large amounts. The Partnership does not accrue for legal fees associated with claims in which the outcome is not determinable until legal services are performed.

Securities Litigation. Since April 2003, a number of lawsuits were filed against the Partnership and/or certain officers and directors of the Partnership and its Managing General Partner alleging similar causes of action. In April 2003, a unitholder of the Partnership, Leonard Mewhinney, filed a lawsuit against, among others, the Partnership in the Circuit Court of the City of St. Louis, Missouri. In addition, since May 2003, several separate securities class action lawsuits were filed, purporting to be filed on behalf of the Partnership’s unitholders, against, among others, the Partnership and various current and former officers and directors of the Partnership and its Managing General Partner. Each of these class action lawsuits has been filed in the United States District Court for the Northern District of California. In addition, in June 2003, two derivative actions were filed, purporting to be filed on behalf of the Partnership, against various current and former officers and directors of the Partnership and its Managing General Partner. Each of these derivative actions has been filed in the Superior Court of the State of California in Santa Cruz County.

In general, the complaints in the foregoing lawsuits allege, among other things, that, during the last several years, the Partnership and the other defendants breached their fiduciary duties and made materially false and misleading public statements in violation of the disclosure requirements of federal or state securities laws. The complaint in the Leonard Mewhinney lawsuit, which has been amended to include class action allegations, seeks approximately $350,000 in damages plus punitive damages. The complaints in the class action lawsuits and derivative actions generally seek an unspecified amount of damages and/or equitable relief. All of the foregoing cases are still in the preliminary stages, and it is not possible for the Partnership to quantify the extent of its potential liability, if any.

Environmental Fee Litigation. During June and July 2001, four different class action lawsuits were filed, on behalf of various customers of the Partnership, against the Partnership alleging, among other things, various consumer protection and deceptive trade practice claims, unjust enrichment and breach of contract in connection with the Partnership’s practice of charging an “environmental regulatory fee” or “environmental recovery fee.” The class actions were brought in Santa Cruz County Superior Court (California), Circuit Court of Ozark County (Missouri), Circuit Court of Larue County (Kentucky) and Circuit Court of Green County (Missouri), Thirty-First Judicial Circuit. The Partnership has generally denied all allegations. The Partnership, however, has taken steps to explain more fully and clarify the nature of such fees to its customers.

In addition, from time to time, a number of state Attorneys General have contacted the Partnership regarding allegations of impropriety regarding such environmental fees. The Partnership has and will continue to cooperate with such Attorneys General to address any concerns raised by such allegations.

Pendulum Energy Inc. v. Coast Energy Canada, Inc. In August 2001, Pendulum Energy Inc. commenced a lawsuit against Coast Energy Canada, Inc., an indirect subsidiary of the Partnership, in the Court of Queen’s Bench of Alberta, Judicial District of Calgary. The plaintiff alleges that Coast Energy Canada, Inc. owes the plaintiff approximately $2,200,000 in connection with certain transactions which occurred in 2000 and 2001 in connection with the sale by the defendant of its crude oil business. Coast Energy Canada, Inc. has asserted certain counterclaims against the plaintiff and its principal. The Partnership believes that the plaintiff’s allegations are without merit and it is not possible for the Partnership to quantify the extent of its potential liability, if any.

Precision Investment, LLC, et al. v. Cornerstone Propane, L.P. In 2001, the plaintiffs commenced a lawsuit against the Operating Partnership in the Circuit Court of Laclede County, Missouri, regarding the Operating Partnership’s use of several properties owned by the plaintiffs. In March 2002, the trial court found in favor of the plaintiffs and awarded actual and punitive damages of approximately $1,250,000 plus interest. The Operating Partnership is appealing the trial court’s decision. In a related arbitration, an arbitrator ruled in favor of the Operating Partnership regarding similar issues for several other properties. The plaintiffs are seeking to vacate the arbitrator’s award.

Other commitments – In addition to the letters of credit outstanding under the Senior Secured Credit Agreement, the Partnership had letters of credit outstanding of $9.2 million; such instruments were backed by Northwestern’s guarantee. Additionally, the Partnership was the principal on various surety bonds in respect of financial and performance obligations totaling $4.2 million, $3.8 million of these obligations were covered by a General Agreement of Indemnity among the surety, the Partnership and Northwestern. See Note 12 – Related Party Transactions for additional discussion.

6.             RESTRICTED UNIT PLAN

The Partnership adopted the 1996 Restricted Unit Plan, as amended (“RUP”), to authorize the issuance of Common Units with an aggregate value of $17.5 million (approximately 870,000 Common Units) to directors, executives, managers, and selected supervisors of the Partnership. Units issued under the RUP are subject to a bifurcated vesting schedule such that (a) 25% of the issued units vest over time with one-third of such units vesting at the end of each of the third, fifth, and seventh anniversaries of the issuance date, and (b) the remaining 75% of the units vest automatically upon the conversion of Subordinated Units to Common Units. RUP participants are not eligible to receive quarterly distributions or vote their respective units until the applicable units vest. Restrictions generally limit the sale or transfer of the units during the restricted periods. The value of the restricted unit is established by the market price of Common Units at the date of grant. Restricted Units are subject to forfeiture in certain circumstances as defined in the plan.

Following is a summary of activity in the Restricted Unit Plan:

	Units	Weighted Average Grant Date Fair Value per Unit

Outstanding July 1, 2001	703,547	$17.71
Awarded	39,216	$6.12
Vested	(50,126)	$16.53
Forfeited	(105,420)	$14.66

Outstanding June 30, 2002	587,217	$17.58

During the year ended June 30, 2002, the Partnership amortized $578,000 of unearned compensation associated with the Restricted Unit Plan, net of forfeitures due to resignations.

7.             EMPLOYEE BENEFIT PLANS

The Partnership maintains a defined contribution retirement plan under section 401(k) of the Internal Revenue Code (the “Plan”) available to substantially all employees. Employees who elect to participate may contribute a percentage of their salaries to the Plan. The Partnership’s contributions, which are discretionary, were 20% to 40% of the employee’s contributions to the Plan up to a maximum of 5% of the employee’s salary. Contributions to the Plan included in operating, general, and administrative expenses amounted to $0.9 million for the year ended June 30, 2002.

In addition, the Partnership maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for selected management. The SERP plan provides benefits for participants and allows for deferral of a portion of the participant’s salary if elected. The Partnership does not contribute any funds to a third party administrator for the SERP. Additions to participants’ accounts are accrued when earned and are charged to compensation expense. Participants are 100% vested. Distributions are made the following January after the participant terminates employment from the Partnership or upon approval of the Nominations and Compensation Committee. Partnership

contributions included in operating, general, and administrative expenses amounted to $0.2 million for the year ended June 30, 2002.

8.             OPERATING LEASES

The Partnership leases retail sales offices, administrative office space and equipment leases under cancelable and noncancelable operating leases expiring in various years through 2008. These leases generally contain renewal options and require the Partnership to pay all executory costs (property taxes, maintenance, and insurance). Operating lease rental expense included in operating, general, and administrative expenses was $5.6 million for the year ended June 30, 2002.

Future minimum lease payments under noncancelable operating leases are:

Fiscal year ending June 30,
2003	$3,750
2004	2,900
2005	2,360
2006	1,991
2007	1,755
Thereafter	2,228
$14,984

9.             DERIVATIVES AND HEDGING

The Partnership utilizes commodity futures contracts to reduce its exposure to unfavorable changes in commodity prices.

At June 30, 2002, the fair value of the Partnership’s derivatives was approximately $(0.3) million, which is included in accrued liabilities in the balance sheet. The derivatives at June 30, 2002 are a net short position of 11.5 million gallons of propane and cover periods from July 2002 through March 2003.

The fair value of fixed-price contracts was determined based on market prices of natural gas, natural gas liquids, and crude oil for the future periods covered by the contracts. The net differential between the prices in each contract and market prices for future periods, as adjusted for estimated basis (delivery point), has been applied to the volumes stipulated in each contract to arrive at an estimated future value. These estimated future values were discounted on a contract-by-contract basis at discount rates commensurate with the Partnership’s estimation of contract performance risk and counterparty credit risk.

10.           RECENT ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB issued SFAS No. 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets” (“SFAS No. 143”). SFAS No. 143 established accounting standards for the recognition and measurement of asset retirement obligations and the associated asset retirement costs. The Partnership is required to adopt the provisions of SFAS No. 143 no later than the first quarter of fiscal 2003. Management believes SFAS No. 143 will not have a material impact on the Partnership’s financial position, results of operations or cash flows.

In September 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). The Partnership is required to adopt the provisions of SFAS No. 144 in the first quarter of fiscal 2003. Management believes SFAS No. 144 will not have a material impact on the Partnership’s financial position, results of operations or cash flows. SFAS No. 144 will apply to the reporting of the disposition of the CEG businesses.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS No. 145”). SFAS No. 145 concludes that debt extinguishment used as part of a company’s risk management strategy should not be classified as an extraordinary item. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Partnership is required to adopt the provisions of SFAS No. 145 in the first quarter of fiscal 2003. Management believes SFAS No. 145 will not have a material impact on the Partnership’s financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Prior guidance required a liability to be recognized at the date of an entity’s commitment to an exit plan. The Partnership is required to adopt the provisions of SFAS No. 146 for exit and disposal activities that are initiated after December 31, 2002. Management believes SFAS No. 146 will not have a material impact on the Partnership’s financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends FASB No. 133 for derivative instruments, including certain derivative investments embedded in other contracts and for hedging activities. SFAS No. 149 will require contracts with comparable characteristics to be accounted for similarly. In particular, SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative and clarifies when a derivative that contains a financing component will require special reporting in the statement of cash flows. SFAS No. 149 is effective for the Partnership for contracts entered into or modified after June 30, 2003. Management is evaluating the impact of adopting the requirements of SFAS No. 149.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). This statement establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify as liabilities a financial instrument that is within its scope as a liability because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. Management is evaluating the impact of adopting the requirements of SFAS No. 150.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34” (“FIN 45”) which enhances the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying obligation that is related to an asset, liability, or an equity security of the guaranteed party. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The guarantor’s previous accounting for guarantees issued prior to the date of initial application should not be revised or restated. Subsequent to June 30, 2002, the Partnership will adopt FIN 45, and management believes such adoption will not a have material impact on the financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements” (“FIN 46”) to address the consolidation of variable interest entities that have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity and (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities, or (c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses. FASB believes that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. There are also additional disclosure requirements for an enterprise that holds significant variable interests in a variable interest entity but is not the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date and may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. At June 30, 2002, the Partnership does not have interests in any variable interest entities.

11.           NORTHWESTERN WAIVER OF ECONOMIC INTERESTS

Effective November 1, 2002, Northwestern and its subsidiaries, including the Managing General Partner, have relinquished all of their direct and indirect equity interests in Cornerstone Partners and the Operating Partnership, and certain receivables from the Operating Partnership and Cornerstone Partners in the amount of $1.2 million. Cornerstone Propane GP, Inc. remains the Managing General Partner of Cornerstone Partners and the Operating Partnership, and has retained all of its duties, responsibilities and obligations as the managing general partner. Northwestern has retained the right for a limited period of time, not to exceed three years, to elect the directors of Managing General Partner, subject to certain conditions. Through February 28, 2003, the board of directors of the Managing General Partner remained composed of three directors affiliated with Northwestern and three independent directors. Subsequent to such date, one of the independent directors resigned.

In connection with the matters described above, certain amendments to the partnership agreements of Cornerstone Partners and the Operating Partnership were adopted. The amendments to Cornerstone Partners’ partnership agreement (the “MLP Partnership Agreement”):

1.             eliminate the current prohibition against a unitholder holding 20% or more of the Partnership Securities (as defined in the MLP Partnership Agreement) being permitted to vote;

2.             clarify that if the Managing General Partner or the Special General Partner (each as defined in the MLP Partnership Agreement) no longer owns an economic interest as a general partner in Cornerstone Partners as a result of a waiver of its respective economic interests, it shall remain the Managing General Partner or Special General Partner as the case may be; and

3.             clarify that upon a contribution to Cornerstone Partners of all of its limited partner interests, a person will be deemed to have “ceased” to be a Limited Partner (as defined in the MLP Partnership Agreement).

The amendment to Operating Partnership’s partnership agreement (the “OLP Partnership Agreement”) clarifies that if the Managing General Partner or the Special General Partner (each as defined in the OLP Partnership Agreement) no longer owns an economic interest as a general partner in the Operating Partnership as a result of a waiver of its respective economic interests, it shall remain the Managing General Partner or Special General Partner as the case may be.

12.           RELATED PARTY TRANSACTIONS

The Partnership conducted several transactions with related parties, including Northwestern and certain affiliates of former owners of predecessor entities to the Partnership.

Northwestern is a related party due to Northwestern’s ownership of the Managing General

Partner by its subsidiary, Northwestern Growth, the inclusion on the Managing General Partner’s board of directors of Northwestern’s Chairman and two other senior executives, the inclusion among the officers of the Managing General Partner of various other Northwestern corporate executives, and its direct and indirect ownership interest of approximately 30% of the Partnership throughout the year ended June 30, 2002.

Northwestern provided accounting, treasury, risk management, human resource, real estate, legal services, and general corporate staff support to the Partnership during the year ended June 30, 2002. Additionally, as a result of the coordination among Northwestern’s and the Partnership’s corporate office functions, various third party professional organizations serviced both entities, including each entity’s independent accountants, investment bankers, surety underwriter, insurance broker, insurance carriers, and a law firm engaged as outside legal counsel.

Transactions Among Northwestern and the Partnership –Such transactions included, but were not limited to:

a.             Guarantees by Northwestern of: 1) the Senior Secured Credit Agreement (Northwestern is owed fees associated with this guarantee of approximately $2.3 million and was issued warrants valued at $3.2 million on November 15, 2001); 2) certain surety bonds in respect of financial obligations, aggregating approximately $3.8 million (the Partnership incurred no fees associated with these guarantees); and, 3) certain letters of credit, aggregating approximately $9.2 million;

b.             Credit support by Northwestern through: 1) establishing a trading account with a $10.0 million margin deposit with the Partnership; and, 2) the acquisition of certain inventory from the Partnership which was subsequently sold back to the Partnership, approximating $13.0 million. Both of these credit support activities were engaged in during the year ended, and settled prior to, June 30, 2002;

c.             Northwestern sourced natural gas supply and hedged its natural gas supply needs through trading transactions with the Partnership. The aggregate value of supply trades and hedging transactions approximated $4.8 million and $19.9 million, respectively, during the year ended June 30, 2002; the $10.0 million margin deposit noted above served as collateral in respect of the hedging trades;

d.             The Partnership’s participation in a captive insurance program for general liability, auto and workers compensation insurance programs that was owned and managed by Northwestern Growth. Subsequent to June 30, 2002 and effective as of October 31, 2001 the Partnership entered into agreements with ACE U.S.A., Northwestern and its insurance captive, that substituted the previous self insured captive program with a full indemnity primary insurance program; integral to this transaction was the transfer to the insurance carrier ACE U.S.A. of the Partnership’s cash reserves held by the captive of approximately $4.7 million in respect of additional premiums;

e.             A Northwestern common equity investment option within the Partnership retirement plan, sponsored pursuant to Section 401(k) of the Internal Revenue Code;

f.              The continued use by the Partnership of certain real property owned by the Special General Partner, either directly or indirectly through one or more of its subsidiaries, which properties were specifically excluded from the Partnership on its formation, for tank and bulk storage, and general business purposes. The Partnership has paid the real estate taxes on these parcels since its formation;

g.             Pursuant to the terms of that certain Stock Redemption Agreement, dated May 7, 1994 (the “Effective Date”), among Empire Gas Corporation, Empire Energy Corporation (previously owned by Northwestern), Northwestern and the other parties thereto, All Star Gas Corporation (formerly Empire Gas Corporation) and the Partnership (as successor to Empire Energy Corporation) share the certain litigation costs and expenses incurred in connection with claims relating to the operations of Empire Energy Corporation prior to the Effective Date. The Partnership is responsible for 47.7% of such costs and expenses based on this agreement;

h.             The Partnership participated in certain volume purchase agreements that Northwestern enjoyed with suppliers of travel services, office supplies, vehicle procurement, accounting software, and other arrangements; and,

i.              Northwestern provided certain directors of the Managing General Partner and officers of the Partnership with indemnifications in respect of their fulfillment of their fiduciary responsibilities.

Charges for the above transactions and services were made at cost when available or at estimated fair value when cost was not available. The premium amount paid directly to Northwestern during the year ended June 30, 2002 approximated $3.3 million for coverage under the captive insurance program. The amount owed by the Partnership to Northwestern at June 30, 2002 for the items listed above was $9.2 million, which amount was included in the $13.5 million Due to Northwestern and its Subsidiaries liability on the balance sheet as of June 30, 2002.

As of June 30, 2002 the Partnership owed the Managing General Partner a total of approximately $1.2 million; the Operating Partnership owed each of Cornerstone Partners and the Managing General Partner approximately $0.6 million, and Cornerstone Partners in turn owed the Managing General Partner approximately $0.6 million. Effective November 1, 2002 these amounts were contributed back to the Partnership pursuant to the transactions discussed in Note 11 – Northwestern Waiver of Economic Interests.

Northwestern Joint Investments

a.             RedMeteor.com, Inc. – RedMeteor is an Internet-based energy-trading platform. During the year ended June 30, 2002 the Partnership owned approximately 28% of RedMeteor, and was a guarantor on a $1.8 million note owed by RedMeteor to Northwestern. In December 2001, Northwestern sought the Partnership’s performance under the guarantee, and under the terms of the guarantee the Partnership obtained a license to use certain software owned by RedMeteor in consideration of its performing under the guarantee. As of June 30, 2002, the $1.8 million owed to

Northwestern was included in the $13.5 million Due to Northwestern and its Subsidiaries on the balance sheet.

During the year ended June 30, 2002, the Partnership wrote off its investment in RedMeteor, including the license to the RedMeteor software, in the amount of $3.6 million.

Additionally, the Partnership was party, effectively as nominee for RedMeteor, to a facility lease agreement, which expires in March 2005. As of June 30, 2002, payments totaling approximately $0.7 million remained on this lease.

The Partnership’s investment in RedMeteor was sold to RedMeteor’s management during December 2002 for approximately $0.1 million. As part of the sale of RedMeteor, the President of RedMeteor assumed the facility lease, and the Partnership was released from further liability in connection with the lease; it has been excluded from the future minimum lease payments table in Note 8.

b.             TankSat - The Partnership and Northwestern each owned 50% in a start-up venture, NCJV, LLC, which was a 50% owner of a company developing remote tank measuring technology. The other partner in the venture has filed for bankruptcy protection and the development of the technology has been discontinued. During the year ended June 30, 2002 this investment, $0.04 million, was written off. There are no outstanding liabilities regarding this venture.

Owners of Predecessor Entities

a.             S&J Investments is an affiliate of the Special General Partner, as a result of direct and indirect ownership of their common equity, partnership interests or economic or voting interest in the Special General Partner. S&J Investments leases to the Partnership various real estate for retail, bulk storage or other operational activities; rents during the year ended June 30, 2002 approximated $0.5 million.

b.             Watsonville Leasing is an affiliate of the Managing General Partner, since formation of the Partnership, at which time Northwestern acquired Coast Gas, Inc., a then affiliate of Watsonville Leasing by virtue of common direct and indirect ownership. During the year ended June 30, 2002 Watsonville Leasing leased customer and bulk storage tanks to the Partnership. Total rents for the year ended June 30, 2002 approximated $2.2 million. Subsequent to June 30, 2002 the subject tanks were acquired by the Partnership and the lease agreement was terminated.

Metro Lift Propane, Inc. (“Metro Lift”)

Metro Lift operates in the business of distributing propane in exchange cylinders in the industrial forklift market and in the 100 pound temporary heat market for commercial and industrial uses, and currently has operations at 9 locations in the U.S. The Partnership is a potential competitor of Metro Lift in each of the markets it operates.

During 1998 Metro Lift entered into a two-step asset purchase agreement with the Partnership where funds were advanced by the Partnership to Metro Lift for the purchase of 50% ownership of the assets of Metro Lift and as a loan for Metro Lift’s working capital purposes. The working capital advances and asset purchases are presented in Investment in Metro Lift on the Partnership’s balance sheet and the equity method has been applied for the Partnership’s share in Metro Lift’s profits or losses. As of June 30, 2002, funds advanced to Metro Lift were $6.3 million. In addition, the Partnership has provided guarantees to third parties for Metro Lift’s lease and loan transactions totaling $2.1 million as of June 30, 2002. These lease and loan obligations expire at various dates and extend to December 2006. Metro Lift’s assets serve as the collateral for the arrangements. The Partnership supplies propane to Metro Lift at cost plus a fee and charges Metro Lift a throughput fee in instances where Metro Lift receives propane from storage tanks at the Partnership’s service centers.

During the year ended June 30, 2002 the Partnership’s President, Chief Executive Officer and Director, Executive Vice President and Chief Operating Officer, and former Executive Vice President and Chief Financial Officer (who resigned as Chief Financial Officer of the Partnership on June 30, 2001) served on the Board of Directors of Metro Lift.

Under the Agreement, the Partnership has an obligation to buy the remaining 50% ownership of the assets of Metro Lift’s interest after five years and upon certain conditions. Metro Lift can buy out the Partnership’s interest upon certain conditions, which include a change in senior management of the Partnership or change of control of the Partnership. During August 2002 Metro Lift notified the Partnership of its intention to exercise its option to buy out the Partnership’s interest in the Metro Lift business; such option was triggered by the resignation of the Partnership’s President and Chief Executive Officer during July 2002.

In July 2003, the Partnership and Metro Lift consummated Metro Lift’s purchase of the Partnership’s ownership interest in the Metro Lift business, which terminates the Partnership’s obligation to buy the remaining 50% interest. Pursuant to the terms of the agreement, Metro Lift paid to the Partnership an aggregate of $4.3 million in exchange for the Partnership’s ownership interest in the Metro Lift business and in satisfaction of any and all of the Partnership’s liabilities and obligations with respect to the Metro Lift business; as of June 30, 2002 the net book value of the Partnership’s ownership interest in the Metro Lift business was approximately $6.5 million. In connection with the consummation of the transaction, the Partnership was released, without any further obligation, from each of the guarantees referred to above. In addition, the Partnership agreed to lease certain real property at fair value and provide propane to Metro Lift’s Kentucky and North Carolina locations through December 2005. The Partnership expects to record a loss in fiscal 2003 of approximately $2.2 million on this transaction.

Coast Energy Capital Corporation

Coast Energy Capital Corporation (“CECC”) is a wholly owned subsidiary of Northwestern

Growth. During the period July 1, 2001 to November 30, 2001, CECC engaged in the purchase and sale of crude oil and natural gas in the United States and Canada. Since December 1, 2001 CECC has been inactive.

The Partnership performed substantially all of CECC’s administrative, management, financial and procurement functions, and certain of its officers and employees served as officers of CECC. The services Cornerstone rendered to CECC were provided and billed pursuant to both a Corporate Services Agreement among the Operating Partnership and CECC. During the fiscal year ended June 30, 2002, pursuant to the agreement with the Operating Partnership CECC paid Cornerstone $0.5 million for its services.

CECC’s total sales during the period from July 1, 2001 to November 30, 2001 were $110.0 million (unaudited). Total sales reflect the aggregate value of crude oil and natural gas purchase and sale transactions to which CECC was a trading party. CECC entered into transactions in its own name during the year ended June 30, 2002, including on a regular basis purchase transactions directly with the Operating Partnership. These purchase transactions with the Operating Partnership were entered into by CECC to acquire product needed to meet CECC’s obligations under various sales transactions. The aggregate amount of these purchase transactions from the Operating Partnership during the year ended June 30, 2002 was $53.8 million. These purchase transactions were entered into at costs that were consistent with the Operating Partnership’s average acquisition cost for similar commodities during the month in which the purchase transactions occurred. The net effect of these transactions between CECC and the Operating Partnership on the Operating Partnership’s results of operations for the year ended June 30, 2002 was a net loss of less than $0.1 million.

During the period that it was in operation, CECC maintained a revolving credit arrangement with Bank of America National Trust and Savings Association that provided CECC with up to $40.0 million of credit. This banking arrangement required CECC to maintain cash balances of at least $7.3 million; this cash balance was funded by a capital contribution to CECC by Northwestern Growth. The credit arrangement was terminated effective November 30, 2001, and the $7.3 million was distributed back to Northwestern Growth at that time. The Partnership was not a party to this credit agreement.

Additionally, pursuant to the agreement among CECC and Managing General Partner, a management fee was payable monthly by CECC to the Managing General Partner to the extent that the “net income”, as defined in the agreement, exceed a 15% return to Northwestern Growth on its weighted average capital contribution to CECC. Such return was not earned during the year ended June 30, 2002, and thus no such management fee was paid. Further, concurrent with termination of the revolving credit agreement described above if the cumulative net income of CECC during the term of this agreement was less than a 15% return to Northwestern Growth on its weighted average capital contribution to CECC the Managing General Partner was obligated to “refund” to CECC an amount equal to such deficit, the “shortfall payment”. The Managing General Partner decided that this agreement with CECC was to benefit the Operating Partnership and thus the “shortfall payment” was allocable to the Operating Partnership. During the year ended June 30, 2002 the “shortfall payment” aggregated approximately $0.3 million, which was charged to CEG’s cost of sales. As of

June 30, 2002, the Operating Partnership had accrued an aggregate “shortfall payment” of $1.3 million, which is included in the “Due to Northwestern and its subsidiaries” liability on the Partnership’s balance sheet.

13.           SEGMENT AND RELATED INFORMATION

The Partnership’s two principal business segments are its retail and CEG operations. The retail segment includes propane sales, principally to end-users; repair and maintenance of propane heating systems and appliances; and the sale of propane-related supplies, appliances, and other equipment. These transactions are accounted for as one business segment internally and share the same customer base. CEG provided marketing and distribution services to other resellers of propane and end-users. Principal products were propane, other natural gas liquids, crude oil, and natural gas. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The segments are evaluated internally on operating income (loss). Normal gains and losses from the sale of assets are included in operating, general and administrative expenses. Certain depreciation, amortization, interest, and some operating, general and administrative expenses are not specifically tracked by business segment, and are therefore included in the “Other” category in the following schedules:

	Year Ended June 30, 2002
	Retail	CEG	Other	Total

Revenues	$317,217	$859,041	$—	$1,176,258
Cost of sales	145,385	832,745	—	978,130

Gross profit	171,832	26,296	—	198,128

Operating, general and administrative	106,516	23,962	13,431	143,909
Depreciation	15,261	2,645	7,353	25,259
Amortization	—	154	16,930	17,084
Decrease in fair value of derivatives	—	3,960	(3,150)	810
Impairment of goodwill	155,624	18,400	—	174,024
Loss on disposition of businesses and other charges	1,799	11,563	3,650	17,012

Operating loss	$(107,368)	$(34,388)	$(38,214)	$(179,970)

	As of June 30, 2002
	Retail	CEG	Other	Total

Identifiable assets	$273,808	$25,014	$—	$298,822	(a)
General corporate assets	152,000	—	57,779	209,779	(b)
Total assets	$425,808	$25,014	$57,779	$508,601

	During the year ended June 30, 2002
	Retail	CEG	Other	Total
Capital Expenditures
Cash	$2,391	$1,194	$2,576	$6,161
Non-cash	3,997	—	3,388	7,385
Total	$6,388	$1,194	$5,964	$13,546

(a)           Identifiable assets for the retail and CEG segments include accounts receivable, inventories and property, plant and equipment, net of accumulated depreciation

(b)           Includes Goodwill, Other Intangible Assets, Investment in MetroLift, Cash and equivalents, prepaid expenses and other assets associated with the corporate offices

14.           ADDITIONAL CASH FLOW INFORMATION

Year Ended June 30,	2002

Noncash Transactions:
Warrants for Common Units issued in payment of fees	$3,245
Northwestern guarantee fees	2,333
Acquisition of assets in exchange for debt	7,385
Acquisition of intangibles	109

Cash Payment Information:
Cash paid for interest	36,878

15.           SUBSEQUENT EVENTS

In addition to the events described in Notes 3, 11, and 12, the following events occurred subsequent to June 30, 2002.

On June 14, 2002, the Board of Directors of the Managing General Partner (the “Board”) retained Everett & Solsvig Inc. (“E&S”), a New York-based workout and turnaround consulting and interim management firm. E&S conducted a review of management’s financial projections, strategic plans, and operations during the ensuing weeks and reported to the Board that a serious liquidity crisis was pending. During late July 2002, the Board elected members of E&S to the positions of Chief Executive Officer, Chief Restructuring Officer and Acting Chief Financial Officer of the Partnership, and the Managing General Partner delegated its management authority over the Partnership to such members of E&S. E&S assumed responsibility for the day-to-day affairs of the Partnership, and for formulating and executing a short-term plan to address the Partnership’s liquidity problems and the restructuring of the Partnership’s capital structure and operations. The Partnership also retained an investment banking firm and outside counsel to advise it on its restructuring alternatives and strategic options.

During July 2002 Credit Suisse First Boston, the lead lender under the Operating Partnership’s Senior Secured Credit Agreement, and Northwestern, the guarantor of that Senior Secured Credit Agreement, notified the Partnership that it had not satisfied the conditions to make further draws under the Senior Secured Credit Agreement. In order to address its immediate liquidity needs, the Operating Partnership entered into a loan agreement with its Special General Partner to borrow, on a subordinated basis, $3.0 million. Subsequently the Operating Partnership entered into various amendments to this loan agreement; in total the Operating Partnership borrowed $26.3 million from its Special General Partner through June 30, 2003.

On July 31, 2002, the Operating Partnership elected to delay making and subsequently defaulted on an approximately $5.6 million interest payment due on certain of its Senior Secured Notes and the Senior Secured Credit Agreement. On December 31, 2002, the Operating Partnership elected to delay making and subsequently defaulted on an approximately $8.3 million interest payment due on its remaining Senior Secured Notes. The Operating Partnership has not made any interest payments on these Senior Secured Notes or the Senior Secured Credit Agreement subsequent to this date.

During November 2002, the Partnership sold to Enterprise Products Partners, L.P. (“Enterprise”) its CEG wholesale propane business including four terminals for approximately $8.0 million, and the related propane inventory for approximately $4.0 million; as of June 30, 2002, the net book value of the non-inventory assets was approximately $4.0 million. At the same time, the Operating Partnership entered into a long-term supply agreement with Enterprise, which committed to be the 100% provider of propane liquids to the Operating Partnership through March 2006. The Operating Partnership also deposited $8.0 million in cash with Enterprise in connection with this supply agreement to secure trade terms. The $4.0 million balance of the proceeds was subject to post closing adjustments and a lien by the holders of the Operating Partnership’s Senior Secured Notes and Northwestern, as lender under the Senior Secured Credit Agreement; the Partnership does not expect any of these funds to be available to it for operating purposes.

During October and November 2002 the Operating Partnership sold various assets unrelated to the retail distribution of propane, including its Baltimore terminal and other transportation assets, for an aggregate sales price of approximately $2.1 million. As of June 30, 2002, the net book value of these assets was approximately $2.7 million, thus the Partnership recognized a net loss of $0.6 million (unaudited) upon disposition of these assets.

On December 31, 2002, Cornerstone Partners elected to delay making and subsequently defaulted on an approximately $2.3 million interest payment due on its Senior Notes. Cornerstone Partners has not made any interest payments on these notes subsequent to this date.

On May 7, 2003, the Partnership announced that it had broadened the mandate of its financial advisor, Greenhill & Co., LLC, to assist the Partnership in evaluating a wide range of options regarding its future, including a possible sale of the Partnership’s business.

The Operating Partnership has entered into forbearance agreements dated July 2, 2003 (the “Forbearance Agreements”) with the holders of its Senior Secured Notes and Northwestern, as successor lender under the Senior Secured Credit Agreement. Pursuant to the Forbearance Agreements, the holders of the Senior Secured Notes and Northwestern have agreed to forbear from exercising their remedies against the Operating Partnership arising from default by the Operating Partnership of certain of its obligations to the holders of the Senior Secured Notes and Northwestern until the earlier to occur of October 31, 2003 or any additional default (such period, the “Forbearance Period”). Northwestern has also extended the maturity of the Senior Secured Credit Agreement until October 31, 2003. As part of the Forbearance Agreements the Operating Partnership has, among other things, agreed to comply with certain additional covenants, consented to certain amendments to the note agreements with the holders of the Senior Secured Notes and Northwestern, and provided additional collateral, in the form of perfected liens on selected real estate and non-perfected liens on all personal property, including all cash and bank accounts, for the benefit of the holders of the Senior Secured Notes and Northwestern. In addition, the Operating Partnership’s Forbearance Agreement with the holders of the Senior Secured Notes provided for an interest rate increase to 11.27% per annum compounding monthly for all of the Senior Secured Notes and that a “make whole” amount (per the Senior Secured Note agreements) due on a prepayment to the holders of the Senior Secured Notes has been set at $66.4 million, and is due and payable as of February 28, 2003. The holders of the Senior Secured Notes have also agreed that the “make whole” amount shall accrue interest from February 28, 2003 at 11.27% per annum compounding monthly, and to forbear from demanding the “make whole” amount or the interest thereon through October 31, 2003.

16.           PRIOR PERIOD ADJUSTMENTS

Subsequent to the issuance of its June 30, 2001 consolidated financial statements, the Partnership determined that the following adjustments needed to be recorded in those consolidated financial statements. As a result, the Partnership restated its beginning Partners’ Capital (Deficit) as of June 30, 2001 in the accompanying financial statements.

Partners’ Capital
As Previously Reported	$225,528

Customer Tank Unearned Rental Income	(3,127)
Customer Lists and Noncompete Agreements	(1,948)
Restricted Unit Plan	(1,790)
Accrued Liabilities	(1,749)
Tank Installation Costs	(1,390)

Prior Period Adjustments	(10,004)

As Restated	$215,524

Customer Tank Unearned Rental Income – The Partnership had not recognized a liability for unearned propane tank rental income related to storage tanks at customer locations where the Partnership charged a monthly rental fee. An adjustment of $3.1 million has been recorded.

Customer Lists and Noncompete Agreements – The Partnership adjusted the amortization term of customer lists from 40 years to 10 years to properly reflect the length of a customer’s relationship as estimated by the Partnership. The adjustment for amortization was $1.3 million. Also, in prior years, the Partnership capitalized management fees payable to Metro Lift Propane, Inc. of $0.7 million which should have been expensed in the period paid.

Restricted Unit Plan – Subsequent to the formation of the Partnership, restricted units were issued to management and directors of the Partnership. The Partnership accounted for the issuance of the restricted units at fair value. Previously, a liability was established for the unearned compensation related to the restricted units and goodwill was increased for the value of the issuance. In subsequent periods, the unearned compensation liability was reduced as the units vested or forfeited and for changes in the price of Partnership’s units. The Partnership has now determined that grants of restricted units should have been recorded in Partners’ Capital at the grant date based upon the fair value of the units. Further, unearned compensation should have been recorded in Partners’ capital and should have been recognized as compensation expense over the vesting period of the units granted. An adjustment of $1.8 million to Partners’ Capital records the effect of the issuance of restricted units since formation.

Accrued Liabilities – The Partnership’s accrual for general liability, auto liability and workers compensation was understated as of June 30, 2001 by $1.4 million. This understatement was the result of a miscalculation of the outstanding liability based upon loss experience information available at June 30, 2001. The Partnership’s incentive compensation accrual was also understated by $0.3 million as of June 30, 2001.

Tank Installation Costs – The Partnership did not accurately take into account actual tanks installed by the Partnership each year. Also, the Partnership did not take into effect the removal of customer tanks which had installation costs capitalized. An adjustment of $1.4 million has been recorded.